Exhibit 99.1

HUTTIG BUILDING PRODUCTS NAMES JON P. VRABELY

AS PRESIDENT AND CHIEF EXECUTIVE OFFICER

ST. LOUIS, MO, September 28, 2006 – The Board of Directors of Huttig Building Products, Inc. (NYSE: HBP) has named Jon P. Vrabely as President and Chief Executive Officer, effective January 1, 2007, succeeding Michael A. Lupo, who will continue as a Director and a member of the Executive Committee of the Board. Mr. Vrabely, who joined Huttig in 1999, has been Vice President, Chief Operating Officer since November 2005.

“With his operational and managerial experience, Jon is the ideal executive to lead Huttig, expand market share, and create value,” said Mr. Lupo. “He knows the Company and its people, products, services and customers very well, and has demonstrated repeatedly his ability to enhance customer relationships and build a strong team working at all levels of our organization. This will be a very smooth transition. I have enjoyed my years as head of Huttig, and it is time for me to move on. I will, of course, remain as a member of the Board of Directors and continue my involvement in the Company whose people I very much enjoyed working with, and whose breadth of talent and commitment is truly impressive.”

“I look forward to my new responsibilities, and I am appreciative of the support and vote of confidence in me by the Board of Directors,” said Mr. Vrabely. “Mike has played a major role at Huttig, turning around the Company in 2003, and leading a restructuring that has enabled Huttig to become a national distributor solely focused on the two-step distribution of millwork and building products. I am personally pleased that he will continue on our Board.”

Mr. Lupo, 74, who has held several executive positions in the building products industry since 1983, has served as a Huttig Director since December 2002, and was named Huttig’s President and CEO in April 2003 to effect a turnaround.

About Mr. Vrabely

Mr. Vrabely, 41, was named Vice President and Chief Operating Officer in November 2005, responsible for all branch sales and operations, as well as corporate national accounts, marketing and product management. Since 1999, he has served in several executive management positions, including Vice President, Product Management from September 2003 to December 2004, and then Vice President - Operations until being named COO. Prior to joining Huttig, Mr. Vrabely held several management positions with WESCO International, Inc., a distributor of electrical supplies and apparatus. He holds a BS degree in marketing from San Diego State University and a MBA in business management from the University of Redlands.

About Huttig

Huttig Building Products, Inc., currently in its 121st year of business, is one of the largest domestic distributors of millwork, building materials and wood products used principally in new residential construction and in home improvement, remodeling and repair work. Huttig distributes its products through 43 distribution centers serving 48 states. The Company’s wholesale distribution centers sell principally to building materials dealers, national buying groups, home centers and industrial users, including makers of manufactured homes, and cover approximately 85% of the country’s housing starts.

Contact

Steve Anreder, steven.anreder@anreder.com, or Gary Fishman, gary.fishman@anreder.com, both of Anreder & Company, +1-212-532-3232